Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE, INC. DECLARES QUARTERLY DIVIDEND

CHARLOTTE, NC (October 28, 2003) – Sonic Automotive, Inc. (NYSE: SAH) today announced that its Board of Directors has approved a quarterly dividend of $0.10 per share for shareholders of record on December 15, 2003. The dividend will be payable January 15, 2004.

O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “Sonic Automotive initiated the dividend program last quarter to redirect a portion of capital that was previously used for share repurchases. The dividend program was well received and we are pleased to announce this second quarterly payment.”

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 192 franchises and 42 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated cash dividends to shareholders and share repurchase activity. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Current Report on Form 8-K dated October 2, 2003. The Company does not undertake any obligation to update forward-looking information.

Contact:	E. Lee Wyatt, Chief Financial Officer of Sonic Automotive (704) 566-2415
J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218
Bill Steers, Media Relations of Sonic Automotive, Inc. (888) 766-4219